Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-1) and related Prospectus of Evaxion Biotech A/S for the registration of American Depositary Shares representing ordinary shares and pre-funded warrants and to the incorporation by reference therein of our report dated March 26, 2024, with respect to the consolidated financial statements of Evaxion Biotech A/S included in its Annual Report (Form 20-F) for the year ended December 31, 2023 filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 18, 2024